EXHIBIT 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") is entered into by Pharma-Bio Serv, Inc., a Delaware corporation (the "Company"), and Elizabeth Plaza, residing in Dorado, Puerto Rico
("Consultant"), effective as of January 1, 2013.

WHEREAS, the Consultant founded the Company, has served as its President, Chief Executive Officer and Chairman of the Board since 2006, and has extensive knowledge about the Company’s services, customers and operations. Consultant resigned as President and Chief Executive Officer of the Company, effective December 31, 2012;

WHEREAS, the Company’s Board of Directors (the "Board") has appointed Nélida Plaza as Acting President and Chief Executive Officer to succeed the Consultant; and

WHEREAS, the Company desires to engage the Consultant as its Senior Strategic Consultant following her resignation to provide advice and assistance to the Board, Ms. N. Plaza, and other officers in order to provide a smooth transition in the management and operations of the Company, and the Consultant is willing to provide such services for the Company, as more particularly described herein.

NOW, THEREFORE, the parties agree as follows:

1. Services to Be Performed. Consultant will consult with the Board regarding the Company’s services, operations and other matters as may be requested from time to time by the Board or Ms. N. Plaza, in her capacity as the Company’s Acting President and Chief Executive Officer (the "Services"). Consultant shall report directly to the Board.  The Consultant agrees to use her best efforts in the performance of the Services under this Agreement. The Consultant shall cooperate with the Company’s personnel and shall observe all Company rules, including specifically those relating to discrimination and harassment, security and confidentiality.

2. Term. This Agreement will have a term commencing as of January 1, 2013 through December 31, 2013 (the "Term"). Notwithstanding the foregoing, the Company has no obligation to provide any minimum amount of work during the Term.

3. Independent Contractor Status. It is the express intention of the parties hereto that, for purposes of the Agreement, the Consultant is and shall remain an independent contractor and not an employee of the Company.

(a) Performance of Services. Consultant shall have the right to control and determine the time, place, methods, manner and means of performing the Services. In performing the Services, the amount of time devoted by Consultant on any given day will be entirely within Consultant’s control, and the Company will rely on Consultant to put in the necessary number of hours as are necessary to fulfill the requirements of the Agreement.

(b) Final Results. In the performance of the Services, Consultant has the authority to control and direct the performance of the details of the Services, the Company being interested only in the results obtained. However, the Services contemplated herein must meet the Company’s standards and approval.

(c) Non-Exclusivity. Except as set forth in this Agreement, Consultant retains the right to contract with other companies or entities for consulting services. Likewise, the Company retains a reciprocal right to contract with other companies and/or individuals for consulting services without restriction. Notwithstanding the foregoing, Consultant shall not engage in any activities, whether for compensation or otherwise, that would constitute a direct conflict of interest with her duties for Company.

(d) Taxes. Since Consultant will be an independent contractor during the Term, all compensation under this Agreement shall be paid to Consultant without the Company withholding any payroll taxes or deductions and shall be reported by the Company as required by taxing authorities.

(e) Other Covered Expenses. During the Term of this Agreement, the Consultant shall be entitled to receive (i) such insurance, including major health insurance and life insurance, as the Company provided the Consultant during her last year of employment with the Company and (ii) a company automobile as the Company provided the Consultant during her last year of employment with the Company. Consultant shall be solely responsible for all state and federal income taxes, unemployment insurance, social security taxes and state disability insurance and for maintaining adequate workers’ compensation insurance coverage to the extent legally required.

4. Compensation. For the full and proper performance of this Agreement, the Company agrees to compensate Consultant at a rate of $275 per hour of service, subject to an aggregate amount not to exceed $300,000 during the Term.

5. Expenses. Consultant shall be reimbursed for all reasonable out-of-pocket expenses incurred by Consultant in the course of performing her services hereunder, upon the submission of an expense report in which adequate support is provided for the expenses to be reimbursed.

6. Covenant Not To Compete.  During the Term of this Agreement, Consultant will not, directly or indirectly, engage in any business in the United States or Puerto Rico whether as an officer, director, consultant, partner, guarantor, principal, agent, employee, advisor or in any manner, which directly competes with the business of the Company, provided, however, that nothing in this Section 6 shall be construed to prohibit the Consultant from owning an interest of not more than five (5%) percent of any public company engaged in such activities.

7. Non-Disparaging Statements.  Consultant will not, during or after the Term of this Agreement, make any disparaging statements concerning the Company, its business, officers, directors and employees that could injure, impair, damage or otherwise affect the relationship between the Company, on the one hand, and any of the Company’s employees, suppliers, customers, clients or any other person with which the Company has or may conduct business or otherwise have a business relationship of any kind and description.  The Company will not make any disparaging statements concerning Consultant; provided, however, that this sentence shall not be construed to prohibit the Company from giving factual information concerning Consultant in response to inquiries that the Company believes are bona fide.

8. Trade Secrets and Proprietary Information.

(a) Consultant recognizes and acknowledges that the Company, through the expenditure of considerable time and money, has developed and will continue to develop in the future information concerning customers, clients, marketing, products, services, business, research and development activities and operational methods of the Company and its customers or clients, contracts, financial or other data, technical data or any other confidential or proprietary information possessed, owned or used by the Company, the disclosure of which could or does have a material adverse effect on the Company, its businesses, any business in which it proposes to engage, its operations, financial condition or prospects and that the same are confidential and proprietary and considered “confidential information” of the Company for the purposes of this Agreement. Consultant agrees that she will not, during or after the Term of this Agreement, without the consent of the Board make any disclosure of confidential information to any person, partnership, corporation or entity either during or after the Term of this Agreement, except that nothing in this Agreement shall be construed to prohibit Consultant from using or disclosing (a) if such disclosure is necessary in the normal course of the Company’s business in accordance with policies or instructions or authorization from the Board, (b) Consultant can demonstrate that such information shall have (i) become public knowledge other than by or as a result of disclosure by a person not having a right to make such disclosure, (ii) been developed by Consultant independent of any of the Company’s confidential or proprietary information or (iii) been disclosed to Consultant by a person not subject to a confidentiality agreement with or other obligation of confidentiality to the Company.

(b) In the event that any confidential information is required to be produced by Consultant pursuant to legal process, Consultant shall give the Company notice of such legal process within a reasonable time, but not later than ten business days prior to the date such disclosure is to be made, unless Consultant has received less notice, in which event Consultant shall immediately notify the Company.  The Company shall have the right to object to any such disclosure, and if the Company objects (at the Company’s cost and expense) in a timely manner so that Consultant is not subject to penalties for failure to make such disclosure, Consultant shall not make any disclosure until there has been a court determination on the Company’s objections.  If disclosure is required by a court order, final beyond right of review, or if the Company does not object to the disclosure, Consultant shall make disclosure only to the extent that disclosure is required by the court order, and Consultant will exercise reasonable efforts at the Company’s expense, to obtain reliable assurance that confidential treatment will be accorded the confidential information.

(c) Consultant shall, upon expiration or termination of the Term, or earlier at the request of the Company, turn over to the Company or destroy all documents, papers, computer disks or other material in Consultant’s possession or under Consultant’s control which may contain or be derived from confidential information.  To the extent that any confidential information is on Consultant’s hard drive or other storage media, she shall, upon the request of the Company, cause either such information to be erased from her computer disks and all other storage media or otherwise take reasonable steps to maintain the confidential nature of the material.

(d) Consultant further realizes that any trading in the Company's common stock or other securities or aiding or assisting others in trading in the Company's common stock or other securities, including disclosing any non-public information concerning the Company to a person who uses such information in trading in the Company's common stock or other securities, constitutes a violation of federal and state securities laws.  Consultant will not engage in any transactions involving the Company's common stock or other securities while in the possession of material non-public information.

(e) For the purposes of Sections 6, 7 and 8 of this Agreement, the term “Company” shall include the Company, its subsidiaries and affiliates.

9. Warranties. Consultant will assume sole responsibility for her compliance with applicable federal and state laws and regulations, and shall rely exclusively upon her own determination, or that of her legal advisers, that the performance of services and the receipt of fees hereunder comply with such laws and regulations.

10. Non-Assignability of Contract. This Agreement is personal to Consultant and the parties shall not have the right to assign any of the contractual rights or delegate any of the duties under this Agreement without the express written consent of the parties.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Commonwealth of Puerto Rico.

12. Severability. In the event any provision of this Agreement shall be held invalid, the same shall not invalidate or otherwise affect in any respect any other term or terms of this Agreement, which term or terms shall remain in full force and effect.

13. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Consultant.

14. Complete Agreement. This Agreement contains the entire understanding between the parties and supersedes, replaces and takes precedence over any prior or contemporaneous understanding or oral or written agreement between the parties respecting the subject matter of this Agreement. There are no representations, agreements, arrangements, nor understandings, oral or written, between the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.

[Signatures on Next Page]

This Agreement is executed and entered into this 7th day of January, 2013.

Consultant	Pharma-Bio Serv, Inc.

/s/ Elizabeth Plaza	/s/ Pedro J. Lasanta
Name: Elizabeth Plaza	Name: Pedro J. Lasanta
Title: Chief Financial Officer and Vice-President – Finance and Administration